[American International Consolidated Inc. Letterhead]

October 8, 1996


Mr. Ken Maddox
M.B.C.I.
14031 West Hardy
Houston, Texas 77238

RE:      Loan Agreement - April 24, 1996

Dear Ken:

     During the process of filing our Registration Statement with the S.E.C., and the review by our accountants Hein and Associates, it has been noted that we need your consent relative to the following Negative Covenants - (Copy of Section V of the Loan Agreement is enclosed).

     (A) - For the fiscal year ended 4/30/96 we exceeded $120,000 aggregate limit on capital expenditures by acquiring $148,264 in fixed assets. I believe this limit would not be applicable until the fiscal year beginning May 1, 1996 since we executed the loan agreement on April 24, 1996. Your confirmation concerning the effective date of this covenant is requested.

     I. - M.B.C.I. hereby acknowledges that this covenant is effective for the fiscal year beginning May 1, 1996 and consents to the capital expenditures incurred for the fiscal year ended 4/30/96.

                                         /s/ Ken Maddox, Vice President/CFO
                                         --------------------------------------
                                        (Acknowledgement)

     (B) - During the current fiscal year we have acquired a "Metal Muncher" or Hydraulic Gap-Bed Punch Press which costs $32,500. I have previously advised you of this purchase and agreed to provide you the following explanation to justify this acquisition:

This machine is utilized to punch bolt holes into plate steel. We presently are fabricating a project which has approximately 18,000 holes. This project will complete shipment in late November. Without this piece of equipment our options are to hand-drill them at a cost of approximately $3.00 per hole or subcontract them at a cost of $1.00 per hole. The anticipated payback due to this large project is estimated to be 12 months. Excluding the large project indicated above, we would normally recover our costs for this equipment in approximately 24 months.

     I have  arranged  to  lease/finance  this  equipment  through  Glesby/Marks
Leasing for 36 months at approximately $1,100 per month. A copy of the Lease Agreement and the invoice for the equipment is enclosed for your verification. Your consent concerning this single capital expenditure in excess of $25,000 is requested.

     II. - M.B.C.I. hereby acknowledges and consents to the "Metal Muncher" acquired for a cost of $32,500 and lease financed by Glesby Marks as indicated above.

Mr. Ken Maddox
October 8, 1996
Page 2


                                            /s/ Ken Maddox, Vice President/CFO
                                            -----------------------------------
                                            (Acknowledgement)

     (C) - In paragraph 5.1(C) it is provided that A.I.C.I. may incur (up to $300,000 - exclusive of broker's commission) in pursuit of said public offering. I have enclosed a schedule detailing all the costs incurred since inception, amounts expensed and amounts capitalized. Please note I have included the costs and proceeds from the "Bridge Loan" which was consummated in July. It is anticipated that the Company will incur approximately $50,000 of additional costs prior to the effective date of the Initial Public Offering. Please confirm if we are in compliance with the limit specified in this covenant.

     III. - M.B.C.I. hereby acknowledges the costs incurred to date pursuing the Initial Public Offering of its stock and the anticipated future costs of approximately $50,000. We confirm the Company is in compliance with this covenant as a result of off-setting the proceeds of the $300,000 "Bridge Loan".

                                            /s/ Ken Maddox, Vice President/CFO
                                            -----------------------------------
                                            (Acknowledgement)

     (D) - The present status of the I.P.O. is that we plan to file our response to the S.E.C. by October 15, 1996. We anticipate that we will clear all their comments by October 31, 1996. We are presently awaiting NASDAQ's response to various legal issues they have concerning the "Bridge Loan". We anticipate their response this week and their final approval by October 31, 1996. We can "Go Effective" as soon [sic] we receive the final approval from the S.E.C. and N.A.S.D.A.Q.

     As a result of these delays we request a reasonable extension of the October 31, 1996 deadline specified in the Loan Documents Covenants.

     IV. - M.B.C.I. hereby acknowledges and extends the Initial Public Offering deadline to December 31, 1996.

                                            /s/ Ken Maddox, Vice President/CFO
                                            -----------------------------------
                                            (Acknowledgement)

     Your prompt response to the items addressed in this [sic] requested so Hein and Associates can resolve the S.E.C.'s comments. Please feel free to contact John Wilson, Bill Betzler or me if you need any further information.

Sincerely,

/s/ Jim Williams

Jim Williams
VP - Finance

Mr. Ken Maddox
October 8, 1996
Page 3

Enclosures

cc:      John Wilson
         Bill Betzler

JW/ch

STATE OF TEXAS

COUNTY OF HARRIS


SWORN TO AND SUBSCRIBED by the said VP/CFO before and undersigned, a Notary Public in and for the County and State aforesaid this 17th day of October , 1996.

My Commission Expires

     3-4-99                                             /s/ Cathy J. Noel
---------------------------                            ------------------------
[Notary Stamp:
CATHY J. NOEL
Notary Public, State of Texas
Commission Expires 3-4-99]